EXHIBIT 10.11

HOST HOTELS & RESORTS, INC.
TIME-BASED
RESTRICTED STOCK UNIT AGREEMENT

Host Hotels & Resorts, Inc. (“Company”), a Maryland corporation, pursuant to the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan (the “Plan”), hereby awards to you as Executive an award of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Agreement (including Exhibit A, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Executive:
Grant Date:
Total Number of Restricted Stock Units:

The Company and the Executive agree as follows:

1.
Grant of Restricted Stock Units. Subject to, and in accordance with the terms, conditions and restrictions set forth in the Plan and in this Agreement, effective as of the Grant Date the Company has granted the Total Number of RSUs to the Executive. Each RSU represents the right to receive one share of Common Stock or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Executive will have no right to the distribution of any shares of Common Stock or payment of any cash until the time (if ever) the RSUs have vested.
2.
Vesting Schedule. Except as otherwise provided in Section 14, the RSUs are eligible to vest in three (3) substantially equal installments on each of the first three anniversaries of the Grant Date, provided that the Executive remains continuously employed by the Company through each applicable vesting date. Notwithstanding the foregoing, any fraction of an RSU that would otherwise be vested will be rounded to the nearest whole RSU.
3.
Settlement.
(a)
In the event that a vesting date falls on a Saturday or Sunday or a day on which the NASDAQ Stock Market is not open for the transaction of business, then the RSUs shall vest on the next business day. The RSUs will be settled in shares of Common Stock, or at the Company’s option, paid in cash, in either case, within thirty (30) days following the applicable vesting date; provided that, any RSUs that vest pursuant to Section 14 will be settled no later than March 15 of the year following the year in which the applicable RSUs vest.

(b)
If the RSUs are paid in cash, the amount of cash paid with respect to each RSU will equal the Fair Market Value of a share of Common Stock on the business day immediately preceding the payment date.
4.
Dividends. If the Company declares a cash dividend payable to substantially all holders of Common Stock with a record date after the Grant Date and before the RSUs are settled or forfeited in accordance with this Agreement, the Executive will be credited, for each RSU, with an amount equal to such cash dividend payable per share of Common Stock (a “Dividend Equivalent Right”), which shall accrue in cash without interest.

The Dividend Equivalent Rights will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSUs to which they relate and will be payable at the same time as the underlying RSUs are settled following vesting of such RSUs. None of the RSUs will be settled (nor will the Executive have any of the rights of a stockholder with respect to the underlying shares) and no Dividend Equivalent Rights (if any) will be paid until the vesting and other conditions under the Agreement and Plan are satisfied.

5.
RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs and amount of Dividend Equivalent Rights credited to the Executive under the terms of this Agreement. Prior to settlement of any RSUs or payment of any Dividend Equivalent Rights, such RSUs and Dividend Equivalent Rights will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Accordingly, the Executive’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.
6.
No Rights as Stockholder; Adjustments. The Executive shall not be deemed to have any of the rights or privileges of a stockholder of the Company in respect of the RSUs or any shares of Common Stock deliverable under the Agreement unless and until the RSUs vest and electronic delivery representing such shares has been completed, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Executive. Executive acknowledges that the RSUs, the shares of Common Stock subject to the RSUs and the Dividend Equivalent Rights are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
7.
Restrictions and Forfeiture.
(a)
No Assignment or Transfer. The Executive shall not sell, pledge, transfer, subject to lien, assign, encumber or otherwise hypothecate the RSUs or any underlying shares unless and until the RSUs have vested, and shares have been issued, recorded and delivered and all other terms and conditions set forth in this Agreement and the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Agreement shall be null and void.
(b)
Recoupment Policy. The RSUs are subject to the terms and conditions of the Company’s Compensation Recoupment Policy (as amended from time to time, the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Board that, as a result of, in whole or in part, fraud, intentional misconduct, or illegal behavior by the Executive, the Company’s financial results were restated or materially misstated (a “Policy Restatement”). In the event of a Policy Restatement, the Board may require, among other things (i) cancellation of any outstanding RSUs; and/or (ii) reimbursement of any cash payment in respect of the RSUs or gains in respect of the shares issued, if and to the extent determined by Board under the Recoupment Policy. Any determination made by the Board shall be binding upon the Executive. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, or in equity to the Company.
(c)
Repayment/Forfeiture. The RSUs (including any proceeds, gains or other economic benefit the Executive actually or constructively receives with respect to the RSUs) will be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, rule or regulation, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, as may be in effect from time to time.
(d)
Stock Ownership & Retention. Any shares of Common Stock issued upon settlement of the RSUs will be subject to the Company’s Stock Ownership and Retention Policy as it may be amended from time to time.
8.
No Effect on Employment. This Agreement is not an employment contract and nothing in the Plan or this Agreement confers upon Executive any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Executive at any time for any reason whatsoever. Neither the Plan nor this Agreement afford the Executive any rights to compensation or damages, including for loss or potential loss that the Executive may suffer by reason of the RSUs (including any Dividend Equivalent Rights) not vesting.
9.
The Plan. The RSUs are subject to the terms and conditions of this Agreement and the Plan, which is incorporated herein by reference. The terms of this Agreement are intended to be in full accordance with the Plan. However, in the event of any potential or actual conflict between any term of this Agreement and the Plan, the terms of the Plan will control.
10.
Modifications to Agreement. This Agreement, together with any Exhibits, represents the full and complete understanding between the Executive and the Company on the subjects covered. The Executive expressly warrants that Executive is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement. Except as otherwise provided in the Plan, this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties and this Agreement shall only be modified by the express written agreement of the parties.
11.
Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
12.
Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be in writing and addressed to the Company in care of the Company’s Human Resources Department at the Company’s principal office. Any notice to be given to the Executive under the terms of this Agreement must be in writing and addressed to Executive at Executive’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.
13.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law or conflict of law rules.
14.
Termination and Retirement.
(a)
Termination Generally. Except as otherwise provided in Sections 14(b), (c), (d) or (e) below, in the event that the Executive’s employment with the Company terminates for any reason, including but not limited to, by the Company for Cause or by the Executive without Good Reason, then any unvested RSUs (and Dividend Equivalent Rights) shall be immediately cancelled and forfeited as of the effective date of such termination (the “Termination Date”).
(b)
Death or Disability. In the event that the Executive’s employment is terminated by the Company due to Executive’s Disability or due to Executive’s death, any unvested RSUs will vest as of the Termination Date.
(c)
Without Cause or with Good Reason on or following a Change in Control. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, in either case, on the date of or following a Change in Control, subject to the Executive’s execution and non-revocation of a Release Agreement within the time period specified in such Release Agreement, any unvested RSUs will vest as of the Termination Date.
(d)
Without Cause or with Good Reason prior to a Change in Control. In the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason, in either case, prior to a Change in Control, subject to the Executive’s execution and non-revocation of a Release Agreement within the time period specified in such Release Agreement, any unvested RSUs that would have vested during the twelve (12) month period immediately following the Termination Date will vest as of the Termination Date and all other unvested RSUs will be cancelled and forfeited as of the Termination Date.
(e)
Retirement. If the Executive’s employment with the Company is terminated due to Executive’s Retirement upon at least 60 days’ prior written notice to the Company, then, subject to the consent of the Committee, Executive shall immediately vest in the then unvested portion of the RSUs.
15.
Taxation. Executive acknowledges that Executive is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalent Rights, regardless of any action the Company or any Subsidiary or affiliate employing the Executive (the “Employer”) takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents (the “Tax-Related Items”). Neither the Company nor any Subsidiary or Employer makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of shares of Common Stock. The Company, the

Subsidiaries and the Employer do not commit and are under no obligation to structure the RSUs or Dividend Equivalent Rights to reduce or eliminate the Executive’s liability for Tax-Related Items. Further, if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Executive acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Executive shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In the event the Executive fails to pay or make such adequate arrangements, as determined by the Company and/or the Employer, the Executive hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion and without any notice or further authorization by Executive, to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Common Stock to be issued upon settlement of the RSUs.

If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, the Executive is deemed to have been issued the full number of shares subject to the vested RSUs. No fractional shares will be withheld or issued pursuant to the grant of RSUs and the issuance of shares thereunder.

16.
Confidential Information. In consideration of the grant of RSUs (including any Dividend Equivalent Rights) the Executive acknowledges that the Company and/or its affiliates has made and will make available to the Executive, and the Executive will have access to, certain Confidential Information (as defined herein). The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of the Executive’s service with the Company or any of its affiliates, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates. Accordingly, the Executive shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of Executive’s duties with the Company and/or its affiliates, and will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way the Executive’s duties and obligations to the Company and its affiliates under the Company’s Code of Business Conduct and Ethics or to the Company and its affiliates under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.
17.
Electronic Communications. The Company and its affiliates may choose to deliver any documents related to Executive’s current or future participation in the Plan by electronic means. By accepting this Award, the Executive consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan). The Executive consents to such procedures and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Executive agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Executive understands that, unless earlier revoked by the Executive, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.
18.
Insider-Trading Notification. The Executive acknowledges review of the Company’s Insider Trading Policy Statement, which may affect the sale of shares that may be issued to the Executive upon settlement of the RSUs. In particular, the Executive may be prohibited from effectuating certain transactions involving shares if the Executive has material nonpublic information about the Company. If the Executive is uncertain whether the insider-trading rules are applicable, the Executive should consult with a personal legal advisor.
19.
Data Privacy. By signing this Agreement, Executive consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Executive’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about Executive to implement, manage and administer the Plan and this Award (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage Executive’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Executive’s country, or elsewhere, and the Executive’s country may have different data privacy laws and protections than the recipients’ country. By accepting this Award, Executive authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Executive’s participation in the Plan.
20.
Designation of Beneficiary. The Executive may designate a beneficiary on the Stock Plan Beneficiary form that will be provided by the Company. Any distribution or delivery to be made to the Executive under this Agreement shall, if the Executive is then deceased, be made to the Executive’s designated beneficiary, or if no beneficiary survives, be made in accordance with the Plan to the person entitled thereto pursuant to the Executive’s will or the laws of descent and distribution.

By Executive’s signature below, Executive agrees to be bound by the terms of this Agreement and the Plan. Executive has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Accepted by the Executive:	For the Company:

Mari Sifo

Executive Vice President and Chief Human Resources Officer

EXHIBIT A

Definitions. Whenever the following capitalized terms are used in this Agreement they shall have the meanings set forth below, unless the context clearly indicates otherwise. Capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to them in the Plan.

“Cause” shall have the meaning set forth in Section 2.4 of the Severance Plan.
“Change in Control” shall have the meaning set forth in Section 2.5 of the Severance Plan.
“Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, financial information, contracts and agreements, strategic and business plans concerning the Company, its business, assets or prospects and any and all analyses related thereto, offers, proposals and analyses related to acquisitions, dispositions and other transactions, contractor, supplier and vendor lists and information, designs, software systems, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character. Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than employees of the Company, its subsidiaries, and affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.
“Disability” shall have the meaning set forth in Section 2.6 of the Severance Plan.
“Good Reason” shall have the meaning set forth in Section 2.10 of the Severance Plan.
“Release Agreement” shall have the meaning set forth in Section 2.15 of the Severance Plan.
“Retirement” shall mean, with the consent of the Committee, the voluntary termination of Executive’s employment with the Company by the Executive where (i) the Executive has attained age 55, (ii) the Executive’s full-time employment with the Company equals or exceeds five (5) years of service and (iii) the Executive’s age plus years of service with the Company as a full time Employee equals or exceeds 68.
“Severance Plan” shall mean the Host Hotels & Resorts, Inc. Severance Plan for Executives, as amended from time to time.